AMENDMENT NO. 4
TO
FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
HOLLY ENERGY PARTNERS, L.P.
This Amendment No. 4 (this “Amendment No. 4”) to the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P. (the “Partnership”), dated as of July 13, 2004 (and as amended to the date hereof, the “Partnership Agreement”), is hereby adopted on January 16, 2013, by HEP Logistics Holdings, L.P., a Delaware limited partnership (the “General Partner”), in its capacity as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
WHEREAS, Section 5.10 of the Partnership Agreement provides that the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities;
WHEREAS, the General Partner, on behalf of the Partnership, has previously authorized a two-for-one split for each Common Unit (the “Unit Split”), and in accordance with Section 5.10(b) of the Partnership Agreement, has set January 7, 2013 as the Record Date for such Unit Split and has provided notice to the Partnership’s Record Holders of such Unit Split and of the distribution of the additional Partnership Securities on January 16, 2013 (the “Split Date”);
WHEREAS, Section 6.6(a) of the Partnership Agreement provides that the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall each be proportionately adjusted in the event of a distribution, combination or subdivision of Units;
WHEREAS, Section 13.1(d)(iii) of the Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect a change that is necessary or advisable in connection with action taken by the General Partner pursuant to Section 5.10;
WHEREAS, the General Partner, deems it in the best interests of the Partnership to adopt this Amendment in order to make such changes as are necessary and appropriate in connection with the Unit Split; and
WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not require the approval of any Limited Partner.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
Section 1.Amendment. Section 1.1 of the Partnership Agreement is hereby amended by deleting the definitions of “First Target Distribution,” “Minimum Quarterly Distribution,” “Second Target Distribution,” and “Third Target Distribution” contained therein and inserting in lieu thereof the following definitions, respectively:
“First Target Distribution” means $0.275 per Unit per Quarter, subject to adjustment in accordance with Sections 6.6 and 6.9.
“Minimum Quarterly Distribution” means $0.25 per Unit per Quarter, subject to adjustment in accordance with Sections 6.6 and 6.9.
“Second Target Distribution” means $0.3125 per Unit per Quarter, subject to adjustment in accordance with Sections 6.6 and 6.9.
“Third Target Distribution” means $0.375 per Unit per Quarter, subject to adjustment in accordance with Sections 6.6 and 6.9.
Section 2.General Authority. The appropriate officers of the General Partner are hereby authorized to make such further clarifying and conforming changes to the Partnership Agreement as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment No. 4.
Section 3.Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect
Section 4.Governing Law. This Amendment No. 4 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the General Partner has executed this Amendment No. 4 as of the date set forth above.

GENERAL PARTNER:
HEP LOGISTICS HOLDINGS, L.P.
By:	Holly Logistic Services, L.L.C.,
Its general partner

By:	/s/ Bruce R. Shaw
Name:	Bruce R. Shaw
Title:	President

[Signature page to Amendment No. 4 to First Amended and Restated Agreement
of Limited Partnership of Holly Energy Partners, L.P.]